Exhibit 10.13

NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION

In consideration of your promotion to EVP – Direct and continued employment with or provision of services to J. Crew Group, Inc. and its affiliates (collectively, the “Company”) and for other good and valuable consideration described below, receipt of which is hereby acknowledged, you agree as follows:

1. Agreement Not to Disclose Confidential Information. In the course of your employment with or provision of services to the Company, you have and will have acquired and have had access to confidential or proprietary information about the Company, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its vendors and suppliers, the Company’s merchandising, marketing and/or creative policies, practices, concepts, strategies, and methods of operations, inventory, pricing and price change strategies, possible new product lines, future merchandise designs, patterns, fabrication or fit information, internal policies, pricing policies and procedures, cost estimates, employee lists, training manuals, financial or business projections, unannounced financial data such as sales, earnings or capital requirements, possible mergers, acquisitions or joint ventures and information about or received from vendors and other companies with which the Company does business. The foregoing shall be collectively referred to as “Confidential Information.” You are aware that the Confidential Information is not readily available to the public. You agree that during your employment or provision of services and for a period of three (3) years thereafter, you will keep confidential and not disclose the Confidential Information to anyone or use it for your own benefit or for the benefit of others, except in performing your duties as our employee or agent. You agree that this restriction shall apply whether or not any such information is marked “confidential.”

All memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”) compiled by you or made available to you during your employment (whether or not the material contains confidential information) are the property of the Company and shall be delivered to the Company on the termination of your employment or at any other time upon request. Except in connection with your employment, you agree that you will not make or retain copies or excerpts of the material.

2. Agreement Not to Engage in Unfair Competition. You agree that your position with the Company requires and will continue to require the performance of services which are special, unique, extraordinary and of an intellectual and/or artistic character and places you in a position of confidence and trust with the Company. You further acknowledge that the rendering of services to the Company necessarily requires the disclosure of confidential information and trade secrets of the Company. You agree that in the course of your employment with or rendering of services to the Company, you will develop a personal acquaintanceship and relationship with the vendors and other business associates of the Company and knowledge of their affairs and requirements. Consequently, you agree that it is reasonable and necessary for the protection of

770 Broadway New York NY 10003 Tel 212 209 2500 Fax 212 209 2666

the goodwill and business of the Company that you make the covenants contained herein. Accordingly, you agree that while you are in the Company’s employ and for the period of twelve months after the termination of your employment, for any reason whatsoever, you shall not directly or indirectly, except on behalf of the Company:

(a) render services to or accept employment, either directly as an employee or owner, or indirectly, as a paid or unpaid consultant or independent contractor of any entity identified on Schedule A hereto (as may be updated by the Company from time to time); or

(b) employ as an employee or retain as a consultant any person who is then or at any time during the preceding twelve months was an employee of or consultant to the Company, or persuade or attempt to persuade any employee of or consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

3. Annual Bonuses and Signing Bonus. As additional consideration for you entering into this Agreement and agreeing to the covenants contained herein, the Company will provide you with the following:

(a) You will continue to have the opportunity to earn an annual bonus(es) under the Company’s bonus plan. Starting with FY 2010, provided that both the Company achieves certain performance objectives (which will be determined by the Company in each fiscal year in accordance with the Company’s bonus plan) and you achieve your performance goals, you will be eligible to receive an annual bonus with a target of 50% of your base salary, up to a maximum bonus of 100% of your base salary. Such annual bonus(es) will be paid only if you are actively employed by the Company and not in breach of this Agreement on the date(s) of actual payment(s).

(b) A one-time bonus payment of $50,000 (less all authorized or required payroll withholdings and payroll deductions) (“Bonus Payment”) payable within thirty days after you execute and return this Agreement; provided that you will be required to immediately pay back a pro-rata portion of such Bonus Payment in the event you voluntarily terminate your employment with the Company or your employment is terminated by the Company for Cause, as defined below, within one year after the date of this Agreement. The pro-ration shall be determined based on the number of full months having elapsed from the date of this Agreement to your last date of employment, divided by twelve.

(c) Subject to the approval of the Compensation Committee of the Board of Directors, a restricted stock grant of 10,000 shares of the Company’s common stock (the “Restricted Stock Grant”). The Restricted Stock Grant shall vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. The Restricted Stock Grant shall be subject to and governed by the terms and conditions of the Company’s 2008 Amended and Restated Equity Incentive Plan and shall be evidenced by a separate restricted stock agreement.

4. Termination Without Cause. Should your employment be (a) terminated by the Company without “Cause,” as defined below; and (b) the Company does not consent to waive any of the post-employment restrictions contained in paragraph 2(a) above, and (c) you execute and deliver to Company an irrevocable Separation Agreement and Release, within 60 days after your termination of employment (and any payment that constitutes non-qualified deferred compensation under Section 409 A of the Internal Revenue Code of 1986, as amended and any regulations thereunder (the “Code”) that otherwise would be made within such 60-day period pursuant to this paragraph shall be paid at the expiration of such 60-day period), in a form acceptable to the Company, the Company will pay you a severance payment equal to (i) a lump sum amount equal to the product of (x) the annual bonus, if any, that you would have earned based on the actual achievement of the applicable performance objectives in the fiscal year which includes the date of your termination of employment had your employment not been terminated and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes the date of your termination through the date of such termination and the denominator of which is 365, payable when bonuses are generally paid to employees of the Company, but in no event later than the 15th day of the third month following the end of the year with respect to which such bonus was earned; (ii) twelve (12) months of your then-current base salary, to be paid, less all applicable deductions, according to the Company’s normal payroll practices for a period coextensive with the restricted period (twelve months); and (iii) during the restricted period, reimbursement for out-of-pocket COBRA payments paid by you to continue your group health benefits, provided you submit relevant supporting documentation to the Company evidencing such payments. Notwithstanding anything herein to the contrary, however, your right to receive the foregoing payments (collectively, the “Salary Continuation Payments”) shall terminate effective immediately upon the date that you become employed by another entity as an employee, consultant or otherwise, and you agree to notify the Executive Vice-President of Human Resources in writing prior to the effective date of any such employment. If you fail to so notify the Executive Vice-President of Human Resources, (a) you will forfeit your right to receive the Salary Continuation Payments described above (to the extent the Salary Continuation Payments were not theretofore paid) and (b) the Company shall be entitled to recover any Salary Continuation Payments already made to you or on your behalf.

Notwithstanding the foregoing paragraph, in the event your employment is terminated by the Company without Cause, and you are a “specified employee” within the meaning of Section 409A of Code (as determined in accordance with the methodology established by the Company as in effect on the date of your termination), and the Salary Continuation Payments described above to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-l(b)(9)(iii)(A) (the “Limit”), then: (i) any portion of the Salary Continuation Payments that are payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth above; (ii) any portion of the Salary Continuation Payments that are a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-l(b)(4)(i) shall be paid at the times set forth above; (iii) any portion of the Salary Continuation Payments that exceeds the Limit and are not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall be paid on the first business day after the six-month anniversary of the Termination Date or, if earlier, on the date of your death; and (iv) any portion of the Salary Continuation Payments that are payable after the Initial Payment Period shall be paid at the times set forth above. It is intended that each installment, if any, of the payments and benefits, if any, provided to you under this Section 3 shall be treated as a separate “payment” for purposes of Section 409A of the Code.

For purposes of this agreement, “Cause” means (i) you have acted in bad faith and to the detriment of the Company; (ii) you have refused or failed to act in accordance with any specific lawful direction or order of supervisory personnel; (iii) you have exhibited in regard to your employment unfitness or unavailability for service, misconduct, dishonesty, habitual neglect, incompetence, or have committed an act of embezzlement, fraud or theft with respect to the property of the Company; (iv) you have abused alcohol or drugs on the job or in a manner which affects your job; (v) you have been found guilty of or have plead nolo contendere to the commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (vi) you have breached any material term of this Agreement or of any Company policy; and/or (vii) your death or disability (such that you cannot perform the essential functions of the job, with or without accommodation). No payment will be required if the Company elects in its sole discretion to waive the post-termination restrictions on your employment contained in paragraph 2(a) herein or if the conditions set forth in this paragraph are otherwise not met.

5. Termination With Cause or Resignation of Employment. If the Company terminates your employment and such termination is for “Cause,” as defined above, or if you resign your employment for any reason, then the Company shall pay you all wages due through the termination date. In the event of termination for Cause or your resignation, the Company will not pay any severance, and the restrictions contained in paragraph 2(a) above will remain in full force and effect unless waived by the Company.

6. Term. The term of this agreement shall be three (3) years, beginning on the date signed by you, as set forth below, and terminating on the third anniversary of such date. At the Company’s request upon or in advance of the termination of this agreement, you will enter into discussions to extend the terms of this agreement or negotiate in good faith an agreement of similar effect.

Notwithstanding the foregoing, in the event that your employment terminates prior to the third anniversary, you shall remain subject to the post-termination restrictions contained in Sections 1 and 2 hereof and shall be entitled to the severance payment contained in Section 4 hereof provided that the terms and conditions applicable thereto have been satisfied.

7. Injunctive Relief. You agree that any actual or threatened breach by you of the covenants set forth in paragraphs 1 and 2 of this agreement would result in irreparable harm to the Company for which monetary damages alone would be an insufficient remedy. Thus, although nothing in this paragraph will prohibit the Company from pursuing any remedies available to it against you under applicable law (which shall be cumulative with those remedies set forth herein), you specifically agree that, in the event of any threatened or actual breach of this agreement by you, the Company shall be entitled to a temporary restraining order and, thereafter, a preliminary and permanent injunction and other equitable relief including, without limitation, an equitable accounting of earnings, profits, and other benefits, from a court of competent jurisdiction, as well as reimbursement from you for any attorneys’ fees and other costs incurred by the Company in obtaining such relief. No specification in this agreement of any legal or equitable remedy shall be construed as a waiver or prohibition against pursuing any other legal or equitable remedies in the event of a threatened or actual breach of this agreement by you.

8. Severability. If any provision of this agreement, or any part thereof, is found to be invalid or unenforceable, the same shall not affect the remaining provisions, which shall be given full effect, without regard to the invalid portions. Moreover, if any one or more of the provisions contained in this agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent with applicable law.

9. At-Will Employment. This agreement is limited to the foregoing terms and shall not be construed to create any relationship between you and the Company other than at-will employment for all purposes. This agreement supersedes all agreements concerning the subject matter hereof.

10. Governing Law. The terms of this agreement and all rights and obligations of the parties thereto including its enforcement shall be interpreted and governed by the laws of the state of New York.

11. Section 409A of the Code. If any provision of this agreement (or any award of compensation or benefits provided under this agreement) would cause you to incur any additional tax or interest under Section 409 A of the Code, the Company and you shall reasonably cooperate to reform such provision to comply with 409A and the Company agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to you of the applicable provision; provided that nothing herein shall require the Company to provide you with any gross-up for any tax, interest or penalty incurred by you under Section 409A of the Code.

AGREED TO AND ACCEPTED:

Signature:	/s/ Trish Donnelly	Print Name:	Trish Donnelly
Trish Donnelly

Date:	11/16/2009

SCHEDULE A TO NON-DISCLOSURE,

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

Unless waived in writing by the Company, the post-termination restrictions on employment contained in paragraph 2(a) above shall apply to employment with the following entities, as well as their parent and subsidiary companies:

Aeropostale

Abercrombie & Fitch brands

American Eagle brands

Ann Taylor

Coach

Gap brands

Kate Spade

Limited brands

Liz Claiborne Brands

LVMH

Ralph Lauren brands

Theory

Tommy Hilfiger

Tory Burch

Urban Outfitters brands

Any retail apparel start-up operated by one of the above companies